Exhibit 99.1

American Shared Hospital Services Reports First Quarter 2024 Financial Results

- Reports Record Projected Revenue Backlog of $210 million more than doubling following the acquisition of Rhode Island Radiation Therapy Cancer Centers in May 2024 -

- Remains on track with opening new Puebla, Mexico center -

-Conference Call Today, May 14th at 4:30 pm ET -

SAN FRANCISCO, CA, May 14, 2024 ‒ American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy cancer treatment systems and services, today announced financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Highlights

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As of May 10, 2024, reported record projected revenue backlog (see definition below) of over $210 million representing a more than doubling with the acquisition of sixty percent of three Rhode Island Radiation Therapy Cancer Centers.

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Total revenue in the first quarter was $5.2 million, an increase of 5.9% from the comparable period in 2023. Total proton beam radiation therapy revenue increased 14.5% period-over-period; fractions decreased 16.9%. Gamma Knife revenue decreased slightly by 1.7% period-over-period; procedures decreased 6.8% due to the expiration of two customer agreements.

●	Gross margin was $2.1 million, a period-over-period increase of 12.3%. The gross margin percentage was 41.1% of revenue compared to 38.7% in the year ago period and in line with historic range.

●

Operating loss for the first quarter of 2024 was $85,000 compared to operating income of $98,000 in the first quarter of 2023 due to higher SG&A costs driven by $377,000 of fees associated with new business opportunities, including the acquisition of 3 Rhode Island Radiation Therapy Cancer Centers.

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Adjusted EBITDA, a non-GAAP financial measure, was $1,744,000 for the first quarter of 2024, compared to $1,903,000 for the first quarter of 2023. The decrease was due to Rhode Island acquisition costs offset by higher gross margin.

●	Cash at March 31, 2024 was $13,042,000 compared to $13,808,000 at December 31, 2023.

●	Signed 1 new order to upgrade an existing customer to a Leksell Gamma Knife Esprit, the latest model.

Ray Stachowiak, CEO and Executive Chairman of American Shared Hospital Services, commented, “With the acquisition of sixty percent of three Rhode Island Radiation Therapy Cancer Centers we are extremely excited to report our record-breaking projected revenue backlog of over $210 million which more than doubled from Dec 31, 2023. Our definition of projected revenue backlog includes projected revenues for the next 10 years for our retail centers and projected revenues for our lease agreements until their expiration dates. Our Q1’2024 was another good quarter for AMS with continual improvement in operations and our sales team building solid momentum. Our core business also continues to strengthen with the signing of four lease extensions over the last 12 months from our base of ten Gamma Knife sites. We have several others in discussion. Internationally, we continue to see patient volumes growing strongly with the new state-of-the-art Gamma Knife ICON firmly in place, the only Gamma Knife in Ecuador for non-invasive radiosurgery. Our Gamma Knife in Peru, the only Gamma Knife in the country also showed excellent results in the first quarter. Our third international center in Puebla, Mexico remains on track to begin treating patients.”

“With the acquisition of the 60% majority interest in three Radiation Therapy Cancer Centers in Rhode Island we are excited to bring our owned and operated business model into the United States. These are the Company’s first direct patient services, or retail, centers in the U.S.”

“The first quarter marks a good start to the year, with revenue growth of 5.9% to $5.2 million, and gross margin of $2.1 million, a 12.3% increase from the comparable period, reflecting continued efficiencies and operating leverage from the sales increase. The gross margin percentage reached 41.1%, which is in line with our historical average and for the first quarter we earned $0.02 per share. Our balance sheet remains strong, and we ended the first quarter with cash and equivalents of $13.0 million, or approximately $1.98 per share.”

Craig Tagawa, President and Chief Operating Officer, added, “We continue to see the momentum building with our enhanced sales team as we expanded our product portfolio and increased our capacity for creative financial solutions. Together, this has resulted in significantly increasing the breadth of opportunities for consideration. With our sophisticated equipment’s long sales cycle, our sales pipeline remains extremely strong and we are excited to announce additional projects as they come to fruition. Our strategic partnership business model and financial flexibility enhanced by our recently added in-house customer advocate continues to yield signed lease extension agreements with many of our Gamma Knife customers.”

“Our overall momentum continues to build as the most advanced radiotherapy cancer treatment systems are now at our newest international site and with our most recent Rhode Island centers we are clearly excited with our future growth prospects. Furthermore, with the strength of our overall business supported by our strong balance sheet and consistent cash flow, we are well positioned for future growth,” concluded Mr. Tagawa.

Financial Results for the Three Months Ended March 31, 2024

For the three months ended March 31, 2024, revenue increased 5.9% to $5,216,000 compared to $4,925,000 in the year-ago period. Revenue from the Company’s medical equipment leasing (“leasing”) segment was $4,253,000 for the three months ended March 31, 2024, compared to $4,229,000 for the same period in the prior year, an increase of 0.6%. Revenue from the Company’s direct patient services (“retail”) segment was $963,000 for the three months ended March 31, 2024, compared to $696,000 for the same period in the prior year, an increase of 38.4%.

First quarter revenue for the Company's proton beam radiation therapy system installed at Orlando Health in Florida increased 14.5% to $2,649,000 compared to revenue for the first quarter of 2023 of $2,314,000 primarily due to continued increases in average reimbursement.

Total proton beam radiation therapy fractions in the first quarter were 1,276 compared to 1,536 proton beam radiation therapy fractions in the first quarter of 2023, a 16.9% decline due to normal, cyclical fluctuations.

Total revenue for the Company's Gamma Knife operations slightly decreased by 1.7% to $2,567,000 for the first quarter of 2024 compared to $2,611,000 for the first quarter of 2023. The decrease in overall Gamma Knife revenue was primarily due to a decrease in procedures from two expired contracts.

Total Gamma Knife procedures decreased by 6.8% to 273 for the first quarter of 2024 compared to 293 in the first quarter of 2023, reflecting the two expired contracts in the second and third quarters of 2023. This decrease was offset by higher volume at our retail segment.

Gross margin for the first quarter of 2024 increased 12.3% to $2,143,000, or 41.1% of revenue, compared to gross margin of $1,908,000, or 38.7% of revenue, for the first quarter of 2023.

Selling and administrative costs increased by 22.1% to $1,879,000 for the first quarter of 2024 compared to $1,539,000 for the same period in the prior year, driven by fees associated with the Rhode Island acquisition.

Net interest expense was $237,000 in the 2024 period compared to $184,000 in the comparable period of last year. The increase was due to an increase in the interest rate on the Company’s variable rate debt and increases in the Company’s borrowings, offset by increases in interest income on the Company’s strong cash balance.

Operating loss for the first quarter of 2024 was $85,000 compared to operating income of $98,000 in the first quarter of 2023, which reflects higher selling and administrative expense associated with the recent Rhode Island acquisition.

Income tax was a benefit of $44,000 for the first quarter of 2023 compared to income tax expense of $68,000 for the same period in the prior year. The decrease in income tax expense for the current period was primarily due to a non-recurring adjustment for unrecognized tax benefits related to foreign taxes.

Net income attributable to American Shared Hospital Services in the first quarter of 2024 was $119,000, or $0.02 per diluted share, compared to net income of $188,000, or $0.03 per diluted share, for the first quarter of 2023. The period-over-period decrease was primarily due to higher selling and administrative due to the Rhode Island acquisition. Fully diluted weighted average common shares outstanding were 6,576,000 and 6,472,000 for the first quarter of 2024 and 2023, respectively.

Adjusted EBITDA, a non-GAAP financial measure, was $1,744,000 for the first quarter of 2024, compared to $1,903,000 for the first quarter of 2023.

Balance Sheet Highlights

At March 31, 2024, cash, cash equivalents, and restricted cash was $13,042,000 compared to $13,808,000 at December 31, 2023. American Shared Hospital Services' shareholders’ equity (excluding non-controlling interests in subsidiaries) at March 31, 2024 and December 31, 2023 was $22,841,000 or $3.61 per outstanding share and $22,624,000, or $3.59 per outstanding share, respectively.

Conference Call and Webcast Information

AMS has scheduled a conference call to review its financial results for Tuesday, May 14th at 4:30 pm ET / 1:30 pm PT.

To participate, domestic callers may dial 1-844-413-3972 and international callers may dial 1-412-317-5776 at least 10 minutes prior to the start of the call and ask to join the American Shared Hospital Services call. A simultaneous Webcast of the call may be accessed through the Company's website, www.ashs.com, or at www.streetevents.com for institutional investors.

A replay of the call will be available at 1-877-344-7529 or 1-412-317-0088, access code 5318203, through May 21, 2024. The call will also be available for replay on the Company’s website at www.ashs.com.

About American Shared Hospital Services (NYSE American: AMS)

American Shared Hospital Services (ASHS) is a leading provider of creative financial and turnkey solutions to Cancer Treatment Centers, hospitals, and large cancer networks worldwide.  The company works closely with all major global Original Equipment Manufacturers (OEMs) that provide leading edge clinical treatment systems and software to treat cancer using Radiation Therapy and Radiosurgery. The company is vendor agnostic and provides financial support for a wide range of products including MR Guided Radiation Therapy Linacs, Advanced Digital Linear Accelerators, Proton Beam Radiation Therapy Systems, Brachytherapy systems and suites, and through the Company’s subsidiary, GK Financing LLC., the Leksell Gamma Knife product and services. For more information, please visit: www.ashs.com

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations, projected revenue backlog and future plans of American Shared Hospital Services (including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton beam radiation therapy and LINAC business, (the Company’s “product lines”), which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s product lines, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and the definitive Proxy Statement for the Annual Meeting of Shareholders to be held on June 25, 2024.

Non-GAAP Financial Measure

Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is not a measure of performance under the accounting principles generally accepted in the United States ("GAAP").  This non-GAAP financial measure has limitations as an analytical tool, including that it does not have a standardized meaning. When assessing our operating performance, this non-GAAP financial measure should not be considered a substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability.

EBITDA is a non-GAAP financial measure representing our earnings before interest expense, income tax expense, depreciation, and amortization. We define Adjusted EBITDA as net income before interest expense, interest income, income tax expense, depreciation and amortization expense, loss on write down of impaired assets and associated removal costs, and stock-based compensation expense.

We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as stock-based compensation expense.  We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.

Contacts:

American Shared Hospital Services
Ray Stachowiak, Executive Chairman and CEO
rstachowiak@ashs.com

Investor Relations

Kirin Smith, President
PCG Advisory
ksmith@pcgadvisory.com

- Tables Follow –

American Shared Hospital Services

Balance Sheet Data

	Balance Sheet Data
	(Unaudited)

	3/31/2024	12/31/2023
Cash, cash equivalents, and restricted cash	$13,042,000	$13,808,000
Current assets	$21,365,000	$20,456,000
Total assets	$50,124,000	$48,162,000

Current liabilities	$10,779,000	$10,779,000
Shareholders' equity, excluding non-controlling interests	$22,841,000	$22,624,000

American Shared Hospital Services

Adjusted EBITDA

	Reconciliation of GAAP to Non-GAAP Adjusted Results
	(Unaudited)

	Three months ended March 31,
	2024	2023
Net income attributable to American Shared Hospital Services	$119,000	$188,000
Plus (less): Income tax (benefit) expense	(44,000)	68,000
Interest expense	349,000	271,000
Interest (income)	(112,000)	(87,000)
Depreciation and amortization expense	1,334,000	1,367,000
Stock-based compensation expense	98,000	96,000
Adjusted EBITDA	$1,744,000	$1,903,000